Exhibit 99.1

Quantum Technologies to Raise $3.0 Million in Registered Direct Offering

LAKE FOREST, Calif., May 16, 2013 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) (the “Company”), a global leader in natural gas storage systems, integration and vehicle system technologies, today announced that it has agreed to sell common stock and warrants for gross proceeds of $3,000,000 in a registered direct offering (the “Offering”) with Crede CG III, Ltd., a wholly-owned subsidiary of Crede Capital Group, LLC (“Crede”).

Under the Offering, the Company will issue to Crede 4,918,032 shares of common stock and a warrant to initially purchase up to an aggregate of 2,950,819 shares of common stock. The purchase price per share of common stock equaled the Company’s consolidated closing bid price on May 15, 2013 of $0.61. The warrant has a five-year term, and is immediately exercisable at a price of $0.671 per share. The holder of the warrant may, at any time after 30 days from the issuance of the warrant until its expiration, elect to exchange all or part of the warrant for, at the Company’s option, cash or shares of common stock (provided certain conditions are satisfied), or a combination thereof, equal to the value of the warrant at the time of the exchange based on a prescribed Black-Scholes formula. If the number of shares of common stock required to settle the exchange would exceed 19.99% of the issued and outstanding shares prior to the closing of the Offering, then the value of the shares in excess of such limit may be settled by the Company in cash or by delivery of a one-year 10% unsecured promissory note. The holder may not exchange the warrant unless the trading price for a share of the Company’s common stock is below the warrant’s exercise price. The warrant also provides that, under certain circumstances, the Company will have the ability to cause the holder to exercise the warrant for cash. The warrant also provides that if the Company’s common stock is delisted from the NASDAQ Capital Market, then the number of shares of common stock underlying the warrant at the time of such delisting shall automatically be adjusted upward by multiplying the number of shares underlying the warrant at the time of the delisting by 116.667%.

Roth Capital Partners, LLC (the “Placement Agent”) served as the Company’s exclusive placement agent in connection with the Offering and will receive a cash fee of $210,000, which represents 7.0% of the gross proceeds received by the Company from the Offering.

The net proceeds realized by the Company in connection with the Offering, after deducting the Placement Agent’s fee and other Offering expenses, are expected to be approximately $2.7 million. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes.

The common shares and warrant described above and the shares issuable upon exercise of the warrant are being offered and sold pursuant to a prospectus supplement dated as of May 16, 2013, which has been filed with the Securities and Exchange Commission (“SEC”) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-176772), which became effective on September 29, 2011, and the base prospectus dated September 29, 2011. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from the Placement Agent at 888 San Clemente Drive, Newport Beach, CA 92660, or by telephone at (949)720-7194.

The Offering is expected to close on May 16, 2013, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in this offering. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

In connection with and immediately prior to the closing of the Offering, the Company has terminated the At The Market Offering Agreement with Ascendiant Capital Markets, LLC dated December 28, 2012. The Company has sold 4,086,612 shares under the At The Market Offering Agreement for aggregate gross proceeds of $2,611,334 (excluding commissions, fees and expenses).

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of the prospectus supplement we filed with the SEC on May 16, 2013 could cause actual results and actual events that occur, to differ materially from those contemplated by the forward-looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Brion D. Tanous

CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

310-541-6824

© 2013 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center, 25242 Arctic Ocean Drive, Lake Forest, CA 92630

Phone 949-399-4500 Fax 949-399-4600